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                                                                     EXHIBIT 3.1




                          ARTICLES OF INCORPORATION OF


                               CNB HOLDINGS, INC.





                                       I.


         The name of the corporation is CNB Holdings, Inc.


                                       II.


         The corporation is organized pursuant to the Georgia Business Corporation Code (the "Code").


                                      III.


         The object of the corporation is pecuniary gain and profit, and the corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by Resolution.


                                       IV.


         The corporation shall have authority to issue Ten Million (10,000,000) shares of common stock, One Dollar ($1.00) par value, each of which shall have the following rights, privileges and conditions:


         (a) At all times each holder of shares of common stock of the corporation shall be entitled to one (1) vote for each said share outstanding in the name of such holder on the books of the corporation.


         (b) In the matter of dividends and assets, the rights of the common shares shall be junior to the rights of the preferred shares, as hereinafter provided.


                                       V.


         The corporation shall have the authority to issue Ten Million (10,000,000) shares of preferred stock, no par value, each of which preferred shares shall have the following rights, privileges and conditions:




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         (a)      The preferred shares are senior to the common shares, and the common shares are subject to the rights and preferences of the preferred shares as hereinafter set forth;


         (b) The preferred shares may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the Resolution or Resolutions providing for the issuance of such shares adopted by the Board of Directors, pursuant to the authority hereby granted. Each series is to be appropriately designated prior to the issuance of any shares thereof, so as to distinguish the shares thereof from the shares of all other series and classes;


         (c) All preferred shares of each series shall be alike in every particular except as to the following relative rights and preferences as to which there may be variations between different series:


                  (i) the rate of dividend, the times of payment and the date from which dividends are to be accumulated;


                  (ii) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;


                  (iii) the amount payable upon shares in event of voluntary or involuntary liquidation;


                  (iv) purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares;


                  (v) the terms and conditions, if any, on which shares may be converted; and


                  (vi) whether or not shares have voting rights, and the extent of such voting rights, if any.


         (d) The designation of each particular series of preferred shares and its terms with respect to the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and shall be stated in the Resolution or Resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to the authority hereby vested in it before any shares of such series are issued and shall be set



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forth in full or in summary on the Certificates for such series. The Board of
Directors may from time to time increase the number of shares of any series of preferred shares already created by providing that any unissued preferred shares shall constitute part of such series or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of preferred shares already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof;


         (e) The Board of Directors is hereby empowered to classify or reclassify any unissued preferred shares from time to time by fixing or altering the terms thereof with respect to the above-mentioned particulars and by assigning the same to an existing or newly created series;


         (f) The holders of preferred shares of each series shall be entitled to receive, out of any funds legally available for such purpose, cash dividends thereon when and as declared by the Board of Directors, at such rate per annum as shall be fixed by Resolution of the Board of Directors for such series, and no more;


         (g) Unless otherwise provided by the Resolution of the Board of Directors fixing and determining relative rights and preferences as permitted herein, shares which are preferred as to dividends shall be deemed cumulative preferred shares; shares which are preferred as to dividends shall not be entitled to participate in dividends beyond the amount of the stated dividend preference; dividends on shares which are preferred as to dividends shall accumulate from the date of issuance of such shares; and shares which are preferred as to dividends or as to payments upon liquidation shall not be entitled to vote;


         (h) So long as any preferred shares shall remain outstanding, no dividend whatsoever (other than a dividend payable in shares ranking junior to the preferred shares as to dividends and assets) shall be declared or paid upon, nor shall any distribution be made or ordered with respect to, the common shares or any other class of shares ranking junior to the preferred shares as to dividends and assets; nor shall any moneys (other than the net proceeds received from the sale of shares ranking junior to the preferred shares as to dividends and assets) be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of common shares or of any other class of shares ranking junior to the preferred shares as to dividends or assets; unless



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                  (i)  all dividends on the preferred shares of all series for past dividend periods shall have been paid and the full dividend on all outstanding preferred shares of all series for the then current dividend period shall have been paid or declared and set apart for payment; and


                  (ii) the corporation shall have set aside all amounts, if any, theretofore required to be set aside as and for a sinking fund, if any, for the preferred shares of all series for the then current year, and all defaults, if any, in complying with any such sinking fund requirements of the previous years shall have been made good.


         (i) The corporation, at the option of the Board of Directors, from time to time may redeem the whole or any part of any series of preferred shares, by paying therefor the amount which shall have been determined by the Board of Directors in the Resolution or Resolutions authorizing such shares. Redemption may be made of the whole or any part of the outstanding shares of any one (1) or more series, in the discretion of the Board of Directors. If redemption is made of part of a series, the shares to be redeemed may be selected by lot or all the shares of such series may be redeemed pro rata, in such manner as may be prescribed by Resolution of the Board of Directors;


         (j) Subject to the foregoing provisions and to any qualifications, limitations or restrictions which may be stated in the Resolution or Resolutions providing for the issuance of a particular series of preferred shares, the Board of Directors shall have authority to prescribe, from time to time, the manner in which any series of preferred shares shall be redeemed; and


         (k) Upon any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, preferred shares of each series shall be entitled to be paid the full preferential amount or amounts fixed by the Board of Directors for such series as herein authorized, before any distribution shall be made to the common shares or to any other class of shares junior to the preferred shares as to dividends or assets. If upon such liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be insufficient to permit the payment of the full preferential amount to which all outstanding preferred shares of all series are respectively entitled, the entire net assets of the corporation shall be distributed ratably to all outstanding preferred shares in proportion to the full preferential amount to which they are entitled.


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Neither a consolidation or merger of the corporation with or into any other corporation or corporations nor the sale of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this clause.


                                       VI.


         The initial registered office of the corporation shall be at 1580 Warsaw Road, Roswell, Georgia 30076. The initial registered agent of the corporation shall be W. David Sweatt.


                                      VII.


         The mailing address of the initial principal office of the corporation is at 1580 Warsaw Road, Roswell, Georgia 30076.


                                      VIII.


         No liquidation or dissolution of the corporation, nor any action that would result in the same or other disposition of all or substantially all of the assets of the corporation, shall be valid unless such action is approved by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of each class of capital stock then entitled to vote on such matters as a class and of the total shares entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote by the shareholders by a majority of the corporation's Board of Directors, the affirmative vote of the holders of a majority of the issued and outstanding shares of each class of capital stock of the corporation then entitled to vote on such matters as a class and of the total shares entitled to vote thereon shall be required.


                                       IX.


         The Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.



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         Upon the expiration of these initial terms, all directors shall be elected for three-year, staggered terms.


                                       X.


         At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed without cause only by the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of each class of capital stock of the corporation then entitled to vote on such matters as a class and of the total shares entitled to vote thereon. At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with cause only by the affirmative vote of the holders of a majority of the issued and outstanding shares of each class of capital stock of the corporation then entitled to vote on such matters as a class and of the total shares entitled to vote thereon.


                                       XI.


         The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:


         (a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;


         (b) whether a more favorable price could be obtained for the corporation's securities in the future;


         (c) the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;


         (d) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

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         (e) the value of the securities, if any, that the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation compared to the corporation or any other entity whose securities are being offered; and


         (f) any antitrust or other legal or regulatory issues that are raised by the offer.


         If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer, litigation against the offeror, filing complaints with governmental and regulatory authorities, acquiring the corporation's securities, selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto, acquiring a company to create an antitrust or other regulatory problem for the offeror and soliciting a more favorable offer from another individual or entity.


                                      XII.


         The provisions of the Code's Fair Price Statute (O.C.G.A. ss.ss. 14-2-1110 to 14-2-1113) shall apply to the corporation.


                                      XIII.


         The provisions of the Code's Business Combination Statute (O.C.G.A. ss.ss. 14-2-1131 to 14-2-1133) shall apply to the corporation.


                                      XIV.


         The authority to make, amend, alter, change or repeal the Bylaws of the corporation is hereby expressly and solely granted to and vested in the Board of Directors of the corporation, subject always to the power of shareholders to make, amend, alter, change or repeal the Bylaws of the corporation by the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of each class of capital stock of the corporation then entitled to vote on such matters as a class and of the total shares entitled to vote thereon.


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                                       XV.


         The shareholders of the corporation shall not have any right of cumulative voting in the election of directors or on any other matters on which they are entitled to vote.


                                      XVI.


         The shareholders of any class of stock of the corporation shall not have any preemptive rights with respect to authorized and unissued shares of the same class in the event of a proposed sale of such shares.


                                      XVII.


         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or failure to take any action, as a director, except for liability for:


                  (i) any appropriation, in violation of his duties, of any business opportunity of the corporation;


                  (ii) acts or omissions which involve intentional misconduct or a knowing violation of law;


                  (iii) the types of liability set forth in Code Section 14-2-832 dealing with unlawful distributions of corporate assets to shareholders; or


                  (iv) any transaction from which the director derived an improper personal benefit.


                                     XVIII.


         The corporation shall not commence business until it shall have received than the sum of Five Hundred Dollars ($500).


                                      XIX.


                  The name and address of the incorporator is:

                                Thomas O. Powell
                              Troutman Sanders LLP
                                NationsBank Plaza
                      600 Peachtree Street, NE, Suite 5200
                           Atlanta, Georgia 30308-2216


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                                       XX.


         The corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in this Article XX and Articles IX, X, XI, XIV and XVII hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted which would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds (2/3) voting requirement shall not be applicable if the Board of Directors of the corporation shall approve such action by resolution adopted by at least two-thirds (2/3) of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.


                                      XXI.


         Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.


         IN WITNESS WHEREOF, the undersigned has caused these Articles of Incorporation this 5th day of November, 1997.




                                               /s/ Thomas O. Powell
                                               --------------------------------
                                               Thomas O. Powell